August 23, 2012

Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com

Bank of America Board Appoints Four New Directors

CHARLOTTE - The Bank of America Corporation Board of Directors today appointed Sharon Allen, former Deloitte LLP chairman, Jack Bovender, former HCA Inc. chairman and chief executive officer, Linda Hudson, president and CEO of BAE Systems Inc., and David Yost, former CEO of AmerisourceBergen Corp., as new directors. The appointments are effective immediately.

“Bank of America shareholders will benefit from the global perspectives, diverse insights and depth of experience these leaders possess,” said Bank of America Chairman Charles O. Holliday, Jr. “They have a range of expertise in leading large, complex organizations, some in highly regulated industries with global businesses, that will enhance the board of directors.”

These new appointments are being made in anticipation of directors who are reaching retirement age and whose terms will expire next spring.

“The management team will benefit from the addition of these directors and their unique skills and leadership qualities,” said Bank of America Chief Executive Officer Brian Moynihan. “We look forward to the contributions each of them will make.”

Sharon Allen
From 2003 to 2011, Allen, 60, served as chairman of Deloitte LLP, where she became the first female to serve in the position. In that role, she led the firm's governance activities and oversight of strategy development and execution. She also directed the firm's succession planning. She was a member of Deloitte's global board of directors and served on the global governance committee and chaired the global risk committee.

She became a partner at the firm in 1983. She worked at Deloitte for nearly 40 years in various leadership roles and was previously responsible for the audit and consulting services for a number of Fortune 500 and large private companies. She received a bachelor's degree in accounting from the University of Idaho.

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Jack Bovender
Bovender, 67, served as chairman and CEO of HCA Inc., the largest for-profit U.S. hospital operator, from 2002 to 2009. He retired in 1994 as chief operating officer and later returned to the company in 1997 as president and COO. In 2001 he was named CEO and became chairman and CEO a year later.

He began his career in hospital administration in the U.S. Navy and later held various leadership positions at HCA. Bovender received a bachelor's degree in psychology and a master's degree in hospital administration from Duke University. Bovender, a North Carolina native, is vice chairman of the Duke University Board of Trustees and chairs its audit committee. He also serves on the board of directors of the Duke University Health System.

Linda Hudson
Hudson, 62, who was appointed in 2009 as president and CEO of BAE Systems Inc., the U.S.-based subsidiary of BAE Systems PLC in London, is the first female executive to run a major U.S. defense company. She leads more than 40,000 employees globally, is a member of the company's executive committee and serves as a board director. She previously served as president of BAE Systems' Land and Armaments operating group, the world's largest military vehicle and equipment business.

Prior to joining BAE Systems, she worked at General Dynamics Corp. and was president of its Armament and Technical Products business. In her 40-year career, she has held various positions in the defense and aerospace industry in engineering, production operations, program management and business development for such companies as Martin Marietta, Lockheed Martin, Ford Aerospace and Harris Corporation. She received a bachelor's degree in systems engineering from the University of Florida.

David Yost
Yost, 65, served as CEO of AmerisourceBergen Corp., a global company providing drug distribution and related services to healthcare providers and pharmaceutical manufacturers, from 2001 to 2011. He served in various positions at the company and predecessor companies during a nearly 40-year career.

He graduated from the United States Air Force Academy and received a master's degree in business administration from the University of California at Los Angeles.

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Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 56 million consumer and small business relationships with approximately 5,600 retail banking offices and approximately 16,200 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

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